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                                                                   EXHIBIT 3.1.1

                              ARTICLES OF AMENDMENT

                                     TO THE

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            CENTERPOINT ENERGY, INC.


                  Pursuant to and in accordance with the provisions of Article
4.04 of the Texas Business Corporation Act, CenterPoint Energy, Inc., a Texas corporation (the "Corporation"), hereby adopts the following Articles of Amendment (the "Articles of Amendment") to its Amended and Restated Articles of Incorporation (as amended prior to the date hereof, the "Articles of Incorporation"):

                                    ARTICLE I

                  The name of the Corporation is CenterPoint Energy, Inc.

                                   ARTICLE II

                  The following amendment to the Articles of Incorporation (the "Amendment"), which solely effects changes in the par value of the Corporation's common stock and preferred stock, was duly adopted by the sole shareholder of the Corporation on the 26th day of March, 2002:

                  The Articles of Incorporation are hereby amended by deleting the first paragraph of ARTICLE VI and replacing in lieu thereof a new paragraph reading in its entirety as follows:

                  "The number of shares of the total authorized capital stock of the corporation is 1,020,000,000 shares, of which 20,000,000 shares are classified as Preferred Stock, par value $0.01 per share, and the balance of 1,000,000,000 shares are classified as Common Stock, par value $0.01 per share."

                                   ARTICLE III

                  The number of shares of the Corporation outstanding at the time of the adoption of the Amendment was 1,000 shares of common stock, without par value ("Common Stock"), all of which were entitled to vote on the Amendment.



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                                   ARTICLE VI

                  The holder of all of the shares of Common Stock has signed a written consent approving the Amendment.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed as of the 27th day of March, 2002.

                                       CENTERPOINT ENERGY, INC.



                                       By: /s/ Richard B. Dauphin
                                          --------------------------------------
                                          Name: Richard B. Dauphin
                                          Title: Assistant Corporate Secretary



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